As filed with the Securities and Exchange Commission on June 18, 1999
                                                     Registration No. __________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                        IMAGING TECHNOLOGIES CORPORATION
               (Exact name of issuer as specified in its charter)

             DELAWARE                               33-0021693
   (State or other jurisdiction              (IRS Employer Identification No.)
   of incorporation or organization)

         15175 INNOVATION DRIVE, SAN DIEGO, CALIFORNIA 92128
               (Address of principal executive offices) (Zip Code)
                           --------------------------

                         1999 SPECIAL COMPENSATION PLAN
                            (Full title of the plan)
                           --------------------------

                                   BRIAN BONAR
                      C/O IMAGING TECHNOLOGIES CORPORATION
               15175 INNOVATION DRIVE, SAN DIEGO, CALIFORNIA 92128
                     (Name and address of agent for service)
                                 (619) 613-1300
          (Telephone number, including area code, of agent for service)
                           --------------------------

                         CALCULATION OF REGISTRATION FEE


           Title of Securities
            to be Registered                              Proposed
           Pursuant to Written                            Maximum           Proposed
              Compensation                  Amount        Offering          Maximum          Amount of
               Agreements                    to be       Price per         Aggregate       Registration
             with Employees             Registered      Share (2)(3)     Offering Price         Fee
            ---------------             ----------     -------------     --------------        ----
  Common Stock, $0.005 par value       100,000(1)          $6.25         $625,000           $174
  Common Stock, $0.005 par value        20,000(1)          $5.00         $100,000            $28
  Common Stock, $0.005 par value        75,000(1)          $4.75         $356,250            $99
  Common Stock, $0.005 par value        25,000(1)          $4.00         $100,000            $28
  Common Stock, $0.005 par value        45,000(1)          $3.50         $157,500            $44
  Common Stock, $0.005 par value       130,000(1)          $3.00         $390,000           $109
  Common Stock, $0.005 par value       100,000(1)          $2.65         $265,000            $74
  Common Stock, $0.005 par value       189,985(1)          $2.25         $427,467           $119
  Common Stock, $0.005 par value       210,000(1)          $1.90         $399,000           $111
  Common Stock, $0.005 par value        80,000(1)          $1.19          $95,200            $27


           Title of Securities
            to be Registered                              Proposed
           Pursuant to Written                            Maximum           Proposed
              Compensation                  Amount        Offering          Maximum          Amount of
               Agreements                    to be       Price per         Aggregate       Registration
             with Employees             Registered      Share (2)(3)     Offering Price         Fee
            ---------------             ----------     -------------     --------------        ----

  Common Stock, $0.005 par value          850,000           $1.13        $960,500           $267
  Common Stock, $0.005 par value          460,000(1)        $0.91        $418,600           $117
  Common Stock, $0.005 par value        1,227,500(1)        $0.75        $920,625           $256
                                        ---------           -----        --------           ----

                                        3,512,485                      $5,215,142         $1,453
                                        =========                      ==========         ======

(1) Pursuant to Rule 416, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Imaging Technologies Corporation warrants related to the Written Compensation Agreements by reason of any anti-dilution provisions, including stock dividends, stock splits, recapitalization or other similar transactions effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Calculated solely for purposes of this offering under Rule 457(c), (g) and (h) of the Securities Act of 1933 based on the average of the high and low prices per share of the Registrant's Common Shares reported on the NASDAQ SmallCap Market on June 11, 1999.

(3) Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(g), the registration fee for these shares is calculated based upon a price which represents the highest of: (i) the price at which the warrants may be exercised; (ii) the offering price of securities of the same class included in the registration statement; and (iii) the price of securities of the same class, as determined by Rule 457(c).

PART I - INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         Item 1.  Plan Information.

                   See Exhibit 99.1.

         Item 2.  Registrant Information and Employee Plan Annual Information.

                   See Exhibit 99.1.


PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


         Imaging Technologies Corporation (the "Registrant") hereby files this Registration Statement with the Securities and Exchange Commission (the "Commission") on Form S-8 to register 3,512,485 shares of the Registrant's Common Stock for issuance pursuant to warrants related to the Registrant's written Compensation Agreements with its Employees and consultants.



         Item 3.  Incorporation of Certain Documents by Reference

                  The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the
Commission:

                  (a) The Registrant's Annual Report on Form 10-K, for the fiscal year ended June 30, 1998.

                  (b) Our definitive proxy statement on Schedule 14A for the annual meeting of shareholders scheduled for on or about May 27, 1999.

                  (c) Our quarterly reports on Form 10-Q for the periods ended September 30, 1998, December 31, 1998 and March 31, 1999.

                  (d) Our current report on Form 8-K filed on February 26, 1999.

                  (e) The Registrant's Form 8-A filed on July 6, 1984 pursuant to Section 12 of the Exchange Act, in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock.

                  All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.



         Item 4. Description of Securities

                  Not applicable.



         Item 5. Interests of Named Experts and Counsel

                  Not applicable.





         Item 6. Indemnification of Directors and Officers

                  Section 145 of the Delaware General Corporation Law allows companies to indemnify their directors and officers against expenses, judgments, fines and amounts paid in settlement under the conditions and limitations described in the law.

                  Article Seventh of our certificate of incorporation provides that the registrant shall indemnify all persons whom it may indemnify pursuant to Section 145 of the Delaware General Corporation Law to the full extent permitted by Section 145. Article Ninth of our certificate of incorporation provides that no director of our shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by the director as a director, except for a breach of the director's duty of loyalty to the corporation or its stockholders, for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, an unlawful stock purchase or payment of a dividend under Delaware law or for any transaction from which the director derived an improper personal benefit.

                  Article X of our bylaws provides that the registrant shall indemnify its officers, directors and employees. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of the person. In addition, expenses incurred by a director or officer in defending any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the registrant shall be paid by the registrant unless such officer, director or employee is adjudged liable for negligence or misconduct in the performance of his or her duties.

                  We have entered into indemnification agreements with all of our officers and directors. In some cases, the provisions of these indemnification agreements may be broader than the specific indemnification provisions contained in our certificate of incorporation or otherwise permitted under Delaware law. Each indemnification agreement may require us to indemnify an officer or director against liabilities that may arise by reason of his status or service as an officer or director, or against liabilities arising from the director's willful misconduct of a culpable nature.

                  We maintain a directors and officers liability policy with Carolina Casualty that contains an aggregate limit of liability of $5,000,000. Furthermore, we maintain an excess directors and officers liability policy with Philadelphia Insurance Company for liability in excess of $5,000,000 that contains an aggregate limit of liability of $5,000,000 and also an excess directors and officers liability policy with Fireman's Fund for liability in excess of $10,000,000 that contains an aggregate limit of $5,000,000. All of these policies expire on October 1, 1999.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to these provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     EXPERTS

         The audited consolidated financial statements, including the related notes to those statements, for the year ended June 30, 1998 incorporated by reference in this prospectus and elsewhere in the registration statement, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the ability of our company to continue as a going concern, as described in Note 1 to the financial statements) of Boros & Farrington APC, independent accountants, given on the authority of said firm as experts in accounting and auditing.

         Item 7. Exemption from Registration Claimed

                  Not Applicable.

         Item 8. Exhibits

         The Exhibits to this registration statement are listed in the index to Exhibits on Page 8.


         Item 9. Undertakings

                   A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events which individually, or together, represent a fundamental change in the information in the Registration Statement, and (iii) to include any additional or changed material information on the plan of distribution; provided, that as to paragraphs (1)(i) and (1)(ii) the information required in a post-effective amendment may be incorporated by reference from periodic reports filed by the Registrant under the Securities Exchange Act; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering.

                  B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The remainder of this page has been intentionally left blank.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 16th day of June, 1999.

                                       IMAGING TECHNOLOGIES CORPORATION

                                       /s/ Brian Bonar
                                       -----------------------------------------
                                       Brian Bonar
                                       President and Chief Executive Officer

                                       /s/ Charles J. Olson II
                                       -----------------------------------------
                                       Charles J. Olson II
                                       Chief Financial Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian Bonar or Philip Englund, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


            Signature                                     Title                       Date
            ---------                                     -----                       ----
/s/ Brian Bonar                  President, Chief Executive Officer and Director  June 16, 1999
-------------------------------- (Principal Executive Officer)
Brian Bonar

/s/ Harry J. Saal                Chairman of the Board                            June 18, 1999
--------------------------------
Harry J. Saal

/s/ A.L. Dubrow                  Director                                         June 16, 1999
-------------------------------
A. L. Dubrow

/s/ David M. Carver              Director                                         June 16, 1999
--------------------------------
David M. Carver

/s/ Christopher McKee            Vice President Finance (Chief Accounting         June 16, 1999
-------------------------------  Officer)
Christopher McKee

/s/ Charles J. Olson II          Vice President and Chief Financial Officer       June 16, 1999
--------------------------------
Charles J. Olson II

/s/ Philip Englund               Senior Vice President, General Counsel and       June 16, 1999
-------------------------------- Corporate Secretary
Philip Englund

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    EXHIBITS
                                       TO
                                    FORM S-8
                                      UNDER
                             SECURITIES ACT OF 1933


                        IMAGING TECHNOLOGIES CORPORATION

                                  EXHIBIT INDEX

Exhibit Number


5 Opinion of Counsel, regarding the legality of the securities registered hereunder.
23.1       Consent of Boros & Farrington APC
23.2       Consent of Counsel is contained in Exhibit 5
99.1       Summary and Prospectus
99.2       Form of Stock Warrant Agreement
99.3       Compensation Agreement